Exhibit 99.1

Corporate Communications
Department

NEWS Release

Investor Contacts: Doug Wilburne – 401-457-2288 Becky Rosenbaum – 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact: David Sylvestre – 401-457-2362

Textron Reports Strong Fourth Quarter
Manufacturing Operating Results and Cash Flow

Records Mark-to-Market Adjustment for Golf Mortgage Receivables and

Charge for Organizational Streamlining at Textron Systems

Initiates 2012 EPS Outlook at $1.80 - $2.00

Providence, Rhode Island — January 25, 2012 — Textron Inc. (NYSE: TXT) today reported a fourth quarter 2011 loss from continuing operations of $0.06 per share, compared to income of $0.20 per share in the fourth quarter of 2010. Last year’s fourth quarter result included $0.13 per share in special charges.

This year’s fourth quarter result included $0.55 in charges, consisting of a $0.41 per share mark-to-market adjustment at the Finance Segment to reflect the transfer to the held for sale classification of the remainder of the Golf Mortgage portfolio, a $0.14 per share loss associated with convertible note repurchases, $0.13 per share in the Textron Systems segment for intangible asset impairment and severance costs and a $0.13 per share gain related to the payment of a note receivable from the 2008 sale of the company’s Fluid & Power business.

Excluding the items described above, fourth quarter 2011 adjusted earnings per share from continuing operations were $0.49 per share and full-year 2011 earnings per share from continuing operations were $1.31 per share.

Total revenues in the quarter were $3.3 billion, up 4.1% from the fourth quarter of 2010, led by manufacturing revenues, which were up 4.6%.

Full-year manufacturing cash flow before pension contributions was $1.0 billion compared to $759 million last year.  The company contributed $421 million to its pension plans during the fourth quarter, bringing full-year contributions to $642 million. Textron’s consolidated net debt ended the year at $3.5 billion, down $1.5 billion from the end of last year.

At the end of the fourth quarter, as part of its continuing strategy to orderly liquidate its non-captive finance business, the company transferred the remainder of its Golf Mortgage portfolio to held for sale status and recorded a pretax charge of $186 million to reflect the current fair value of these assets. Finance receivables ended the year at $2.9 billion, of which $950 million are non-captive.

“Fourth quarter operating results reflected outstanding performance at Bell, continued improvement at Cessna, good performance in our Industrial segment, and actions we’re taking to strengthen our competitive position at Systems in a difficult defense environment,” said Textron Chairman and CEO Scott C. Donnelly.

Donnelly continued, “We also liquidated another $386 million from our finance receivables during the quarter. With the mark-to-market adjustment, we’ve reached a notable milestone with our liquidation strategy, ending the year with less than $1 billion in non-captive finance receivables.”

Convertible Notes

During the fourth quarter, the company repurchased approximately $384 million in face value or 64% of its outstanding convertible notes at an overall cash cost of about $580 million.  This included $225 million in face value of notes purchased pursuant to its recent tender offer and an additional $159 million of notes purchased subsequent to the tender.

Outlook

Textron is forecasting 2012 revenues of approximately $12.5 billion, up about 11%.  Earnings per share from continuing operations are expected to be in the range of $1.80 to $2.00. Cash flow from continuing operations of the manufacturing group before pension contributions is estimated to be between $700 and $750 million with planned pension contributions of about $200 million.

Donnelly continued, “In 2012, we see relatively flat revenues at Textron Systems, modest growth at Industrial, and double digit growth at both Cessna and Bell.  We expect Bell’s commercial business to be particularly robust next year, as our investment in product development is driving strong order flow.”

Fourth Quarter Segment Results and Actions

Cessna

Revenues increased $51 million, reflecting the delivery of 67 new Citation jets in the quarter, compared with 79 in last year’s fourth quarter, more than offset by higher volumes of used jets, single engine aircraft and Caravans.

Segment profit increased $37 million primarily due to favorable performance, higher non-jet volume and a beneficial mix of jets.

Cessna backlog at the end of the fourth quarter was $1.9 billion, down $275 million from the end of the third quarter 2011.

Bell

Revenues increased $35 million in the fourth quarter from the same period in the prior year.  Bell delivered 7 V-22’s, 6 H-1’s and 62 commercial aircraft in the quarter compared to 7 V-22’s, 7 H-1’s and 71 commercial units in last year’s fourth quarter.

Segment profit increased $29 million, reflecting improved performance.

Textron Inc. 40 Westminster Street Providence, RI 02903-2596 (401) 421-2800

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Bell backlog at the end of the fourth quarter was $7.3 billion, up $981 million from the end of the third quarter 2011.

Textron Systems

Revenues at Textron Systems decreased $14 million. Segment profit decreased $63 million, primarily due to intangible asset impairment and severance charges.

Textron Systems’ backlog at the end of the fourth quarter was $1.3 billion, down $191 million from the end of the third quarter 2011.

Industrial

Industrial revenues increased $70 million, primarily due to higher overall volumes. Segment profit increased $24 million reflecting improved performance and the higher volume.

Finance

Finance segment revenues decreased $15 million compared to the fourth quarter of 2010, primarily due to reduced earnings on lower finance receivables.

Finance segment loss increased $175 million, primarily the result of the Golf Mortgage portfolio mark-to-market adjustment.

Since the end of the third quarter 2011, nonaccrual finance receivables decreased from $606 million to $321 million and sixty-day plus delinquencies decreased from $275 million to $166 million, both measures reflecting the impact of the transfer of the Golf Mortgage portfolio into the held for sale classification.

Finance receivables ended the quarter at $2.9 billion, down $652 million from the end of the third quarter 2011, reflecting liquidations of $386 million during the quarter, the $186 million mark-to-market adjustment and the transfer of $80 million of allowances for losses related to the classification of the Golf Mortgage portfolio to held for sale.

Conference Call Information

Textron will host its conference call today, January 25, 2012 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (877) 209-9920 in the U.S. or (612) 332-7488 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 25, 2012 by dialing (320) 365-3844; Access Code: 186401.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Adjusted earnings per share from continuing operations and manufacturing cash flow before pension contributions are non-GAAP measures that are defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend”, “plan,” “estimate,” “guidance”, “project”, “target”, “potential”, “will”, “should”, “could”, “likely”  or “may” and similar expressions intended to identify forward-looking statements.  These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following:  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; changes in worldwide economic or political conditions that impact demand for our products, interest rates or foreign exchange rates; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables and of assets acquired upon foreclosure of receivables; our ability to access the capital markets at reasonable rates; performance issues with key suppliers, subcontractors or business partners; legislative or regulatory actions impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs;  Increases in pension expenses or employee and retiree medical benefits; uncertainty in estimating reserves, including reserves established to address contingent liabilities, unrecognized tax benefits, or potential losses on TFC’s receivables;  difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

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TEXTRON INC.

Revenues by Segment and Reconciliation of Segment Profit to Net Income (Loss)

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
REVENUES
MANUFACTURING:
Cessna	$1,011	$960	$2,990	$2,563
Bell	1,010	975	3,525	3,241
Textron Systems	513	527	1,872	1,979
Industrial	708	638	2,785	2,524
	3,242	3,100	11,172	10,307
FINANCE	12	27	103	218
Total revenues	$3,254	$3,127	$11,275	$10,525

SEGMENT PROFIT
MANUFACTURING:
Cessna	$60	$23	$60	$(29)
Bell	167	138	521	427
Textron Systems (a)	(8)	55	141	230
Industrial	49	25	202	162
	268	241	924	790
FINANCE (b)	(232)	(57)	(333)	(237)
Segment profit	36	184	591	553

Corporate expenses and other, net (c)	(39)	(48)	(114)	(137)
Interest expense, net for Manufacturing group	(27)	(37)	(140)	(140)
Special charges (d)	—	(54)	—	(190)
Income (loss) from continuing operations before income taxes	(30)	45	337	86
Income tax (expense) benefit (e)	13	18	(95)	6
Income (loss) from continuing operations	(17)	63	242	92
Discontinued operations, net of income taxes	(2)	(3)	—	(6)
Net income (loss)	$(19)	$60	$242	$86

Earnings per share:
Continuing operations	(0.06)	0.20	0.79	0.30
Discontinued operations	(0.01)	(0.01)	—	(0.02)
Net Income (Loss)	$(0.07)	$0.19	$0.79	$0.28
Average shares outstanding (f)	278,881,000	308,491,000	307,255,000	302,555,000

(a)	Fourth quarter of 2011 includes a $41 million non-cash impairment charge to write down certain intangible assets and approximately $19 million in severance costs.

(b)

Fourth quarter of 2011 includes a $186 million non-cash initial mark-to-market adjustment for remaining finance receivables in the Golf Mortgage portfolio that were transferred to the held for sale classification in the quarter.

(c)

Fourth quarter of 2011 includes a $55 million loss on the extinguishment of convertible notes, which was substantially offset by a $52 million gain on collection of notes receivable from the sale of a business in 2008 that were collected in December.

(d)

Fourth quarter and full-year of 2010 includes restructuring costs of $54 million and $99 million, respectively, primarily for severance. Full-year 2010 also includes a $91 million non-cash charge to reclassify a foreign exchange loss from equity to the income statement as a result of substantially liquidating a Finance segment entity.

(e)

Full-year 2010 includes a $17 million tax benefit related to the above foreign exchange reclassification and an $11 million discrete tax charge related to the federal health-care legislation enacted in 2010.

(f)

For the fourth quarter of 2011, the potential dilutive effect of stock options, restricted stock units and the shares that could be issued upon the conversion of our 4.50% Convertible Senior Notes and upon the exercise of the related warrants was excluded from the computation of diluted weighted-average shares outstanding as the shares would have an anti-dilutive effect on the loss from continuing operations. Fully diluted shares were used to calculate earnings per share for the other reported periods.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2011	January 1, 2011
Assets
Cash and equivalents	$871	$898
Accounts receivable, net	856	892
Inventories	2,402	2,277
Other current assets	1,134	980
Net property, plant and equipment	1,996	1,932
Other assets	3,143	3,354
Finance group assets	3,213	4,949
Total Assets	$13,615	$15,282

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$146	$19
Other current liabilities	2,785	2,638
Other liabilities	2,826	2,993
Long-term debt	2,313	2,283
Finance group liabilities	2,800	4,377
Total Liabilities	10,870	12,310

Total Shareholders’ Equity	2,745	2,972
Total Liabilities and Shareholders’ Equity	$13,615	$15,282

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	January 1,	December 31,	January 1,
		2011	2011	2011	2011
	Cash flows from operating activities:
	Income from continuing operations	$134	$102	$464	$320
	Dividends received from TFC	—	150	179	505
	Capital contributions paid to TFC	(30)	(155)	(182)	(383)
	Depreciation and amortization	104	102	371	362
	Changes in working capital	152	267	54	(44)
	Changes in other assets and liabilities and non-cash items	(118)	(167)	(125)	(30)
	Net cash from operating activities of continuing operations	242	299	761	730
	Cash flows from investing activities:
	Capital expenditures	(152)	(136)	(423)	(270)
	Collection on notes receivable from a prior disposition	58	—	58	—
	Net cash used in acquisitions	(11)	(10)	(14)	(57)
	Other investing activities, net	(17)	—	(44)	(26)
	Net cash from investing activities of continuing operations	(122)	(146)	(423)	(353)
	Cash flows from financing activities:
	Proceeds from issuance of long-term debt	—	—	496	—
	Net intergroup borrowings	100	(52)	(175)	98
	Decrease in short-term debt	(227)	—	—	—
	Principal payments on long-term debt	(16)	—	(29)	(130)
	Settlement of a portion of convertible debt	(580)	—	(580)	—
	Purchase of capped call	(32)	—	(32)	—
	Payments on long-term line of credit facilities	—	—	—	(1,167)
	Dividends paid	(5)	(6)	(22)	(22)
	Other financing activities, net	—	4	(18)	6
	Net cash from financing activities of continuing operations	(760)	(54)	(360)	(1,215)
	Total cash flows from continuing operations	(640)	99	(22)	(838)
	Total cash flows from discontinued operations	(2)	(1)	(5)	(9)
	Effect of exchange rate changes on cash and equivalents	(4)	(2)	—	(3)
	Net change in cash and equivalents	(646)	96	(27)	(850)
	Cash and equivalents at beginning of period	1,517	802	898	1,748
	Cash and equivalents at end of period	$871	$898	$871	$898

	Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$242	$299	$761	$730
Less:	Capital expenditures	(152)	(136)	(423)	(270)
	Dividends received from TFC	—	(150)	(179)	(505)
Plus:	Capital contributions paid to TFC	30	155	182	383
	Proceeds on sale of property, plant and equipment	4	—	17	4
	Total pension contributions	421	365	642	417
	Manufacturing cash flow before pension contributions- Non-GAAP	$545	$533	$1,000	$759

		2012 Outlook
Net cash from operating activities of continuing operations - GAAP		$950 - $1,000
Less:	Capital expenditures	(450)
	Dividends received from TFC	(260)
Plus:	Capital contributions paid to TFC	260
	Total pension contributions	200
Manufacturing cash flow before pension contributions- Non-GAAP		$700 - $750

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  Beginning in 2011, we changed our basis for projecting and measuring Manufacturing cash flow to adjust for all pension contributions, both mandatory and voluntary, so that the total impact of these contributions can be more clearly understood.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Prior periods have been recast to conform with this presentation.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
Cash flows from operating activities:
Income (loss) from continuing operations	$(17)	$63	$242	$92
Depreciation and amortization	114	111	403	393
Provision for losses on finance receivables	(15)	15	12	143
Changes in working capital	292	203	336	337
Changes in other assets and liabilities and non-cash items	31	(166)	75	28
Net cash from operating activities of continuing operations	405	226	1,068	993
Cash flows from investing activities:
Finance receivables originated or purchased	(38)	(72)	(187)	(450)
Finance receivables repaid	159	370	824	1,635
Proceeds on receivable sales	145	27	421	528
Collection on notes receivable from a prior disposition	58	—	58	—
Capital expenditures	(152)	(136)	(423)	(270)
Net cash used in acquisitions	(11)	(10)	(14)	(57)
Proceeds from sale of repossessed assets and properties	32	37	109	129
Other investing activities, net	2	(5)	55	34
Net cash from investing activities of continuing operations	195	211	843	1,549
Cash flows from financing activities:
Proceeds from issuance of long-term debt	135	184	926	231
Decrease in short-term debt	(227)	—	—	—
Settlement of a portion of convertible debt	(580)	—	(580)	—
Purchase of capped call	(32)	—	(32)	—
Principal payments on long-term debt	(142)	(378)	(785)	(2,241)
Payments on long-term line of credit facilities	(400)	(300)	(1,440)	(1,467)
Dividends paid	(5)	(6)	(22)	(22)
Other financing activities, net	—	4	(18)	6
Net cash from financing activities of continuing operations	(1,251)	(496)	(1,951)	(3,493)
Total cash flows from continuing operations	(651)	(59)	(40)	(951)
Total cash flows from discontinued operations	(2)	(1)	(5)	(9)
Effect of exchange rate changes on cash and equivalents	(4)	—	(1)	(1)
Net change in cash and equivalents	(657)	(60)	(46)	(961)
Cash and equivalents at beginning of period	1,542	991	931	1,892
Cash and equivalents at end of period	$885	$931	$885	$931

TEXTRON INC.

GAAP to Non-GAAP Reconciliation

Adjusted Income/Earnings Per Share from Continuing Operations

(In millions, except share data)

A reconciliation of income/(loss) from continuing operations in accordance with GAAP (Generally Accepted Accounting Principles) to adjusted income from continuing operations on a non-GAAP basis is provided below.

	Q4 2011		Full Year 2011
	Pre-Tax	EPS	Pre-Tax	EPS
Loss from continuing operations — GAAP	(30)	(0.06)	337	0.79
Valuation allowance on transfer of Golf Mortgage portfolio to held for sale	186	0.41	186	0.39
Loss on extinguishment of convertible notes	55	0.14	55	0.13
Textron Systems intangible asset impairment and severance costs	60	0.13	60	0.12
Gain on collection of notes receivable from a prior disposition	(59)	(0.13)	(59)	(0.12)
Adjusted income from continuing operations - Non-GAAP	$212	$0.49	$579	$1.31

Diluted average shares outstanding (in thousands)		292,492		307,255

Adjusted income from continuing operations is a non-GAAP financial measure. This measure is disclosed by management as additional information to investors in order to provide them with an alternative method for assessing our operating results. This measure is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Per share information for the fourth quarter is calculated using fully diluted shares outstanding.